Exhibit 99.1

NuStar Energy Reports Increased EBITDA in First Quarter of 2012

Storage and Transportation Segment results higher than first quarter of last year

Internal Growth Projects Expected to Lead to Improved Results in 2012

SAN ANTONIO, April 25, 2012 — NuStar Energy L.P. (NYSE: NS) today announced first quarter earnings before interest, taxes, depreciation and amortization (EBITDA) of $96.8 million compared to first quarter 2011 EBITDA of $92.9 million.  First quarter distributable cash flow available to limited partners was $42.7 million, or $0.60 per unit, compared to 2011 first quarter distributable cash flow of $45.1 million, or $0.70 per unit.

NuStar Energy L.P. reported first quarter net income applicable to limited partners of $16.0 million, or $0.23 per unit, compared to $19.4 million, or $0.30 per unit, earned in the first quarter of 2011.

The partnership also announced that its board of directors has declared a first quarter 2012 distribution of $1.095 per unit.  The first quarter 2012 distribution will be paid on May 11, 2012, to holders of record as of May 8, 2012 and is higher than the $1.075 per unit distribution paid in the first quarter of 2011.  Distributable cash flow available to limited partners covers the distribution to the limited partners by 0.55 times for the first quarter of 2012.

“Our storage and transportation segments continue to benefit from several internal growth projects completed in 2011,” said Curt Anastasio, Chief Executive Officer and President of NuStar Energy L.P. and NuStar GP Holdings, LLC.  “As a result, EBITDA in both our storage and transportation segments were higher than last year’s first quarter.  Our storage segment benefited primarily from the 3rd quarter 2011 completion of a storage expansion project at our St. James, Louisiana terminal facility. Increased throughputs and new revenue streams from two Eagle Ford shale internal growth projects completed in the last half of 2011 contributed to improved results in our transportation segment.”

Anastasio added, “In our Asphalt and Fuels Marketing segment, improved results in our crude oil trading operation were more than offset by continued weak asphalt demand and high crude oil costs in our asphalt and San Antonio refinery operations.  This caused our EBITDA results for the segment to be lower than the first quarter of 2011.”

-More-

Full-Year 2012 Outlook

Commenting on the full-year outlook for NuStar Energy L.P., Anastasio said, “We expect 2012 distributable cash flow and EBITDA results to be higher than 2011.  NuStar’s results for the remainder of this year should benefit from several additional internal growth projects completed in 2012.”

In regard to business segment results Anastasio commented, “We expect EBITDA in all three of our segments to be higher than last year.  Storage segment EBITDA is expected to be $30 to $40 million higher than 2011.  This segment should benefit from last year’s storage terminal expansion project plus the April 2012 completion of a unit train offloading facility project, both at our St. James, Louisiana storage facility.  EBITDA in our transportation segment should be $15 to $25 million higher than 2011 due to the completion of two pipeline projects in the Eagle Ford shale last year and the projected completion of additional Eagle Ford Shale projects in the third and fourth quarters of 2012.”

Anastasio then stated, “Improved earnings in our asphalt, crude oil trading and heavy fuels operations should cause EBITDA in our asphalt and fuels marketing segment to be higher than last year as well.”

In regard to internal growth spending Anastasio added, “Our list of internal growth projects continues to expand as we identify additional profitable capital projects.  Currently we expect to spend $400-$450 million on internal growth projects during 2012 that should contribute to our EBITDA growth over the next several years.”

A conference call with management is scheduled for 10:00 a.m. ET (9:00 a.m. CT) today, April 25, 2012, to discuss the financial and operational results for the first quarter of 2012.  Investors interested in listening to the presentation may call 800/622-7620, passcode 67573485.  International callers may access the presentation by dialing 706/645-0327, passcode 67573485.  The company intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 67573485.  International callers may access the playback by calling 404/537-3406, reservation passcode 67573485.  A live broadcast of the conference call will also be available on the company’s Web site at www.nustarenergy.com.

-More-

NuStar Energy L.P. is a publicly traded, limited partnership based in San Antonio, with 8,420 miles of pipeline; 84 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids; and two asphalt refineries and a fuels refinery with a combined throughput capacity of 118,500 barrels per day.  The partnership’s combined system has approximately 96 million barrels of storage capacity.  One of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation, NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey.  For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d).  Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable.  Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events.  All forward-looking statements are based on the partnership and company’s beliefs as well as assumptions made by and information currently available to the partnership and company.  These statements reflect the partnership and company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions.  These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2011 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

-More-

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit Data and Per Unit Data)

	Three Months Ended
	March 31,
	2012	2011
Statement of Income Data:
Revenues:
Service revenues	$206,145	$198,393
Product sales	1,529,547	1,036,223
Total revenues	1,735,692	1,234,616

Costs and expenses:
Cost of product sales	1,489,837	992,367
Operating expenses	125,666	120,239
General and administrative expenses	27,187	25,983
Depreciation and amortization expense	44,681	40,296
Total costs and expenses	1,687,371	1,178,885
Operating income	48,321	55,731
Equity in earnings of joint venture	2,386	2,388
Interest expense, net	(22,350)	(20,457)
Other income (expense), net	1,368	(5,499)
Income before income tax expense	29,725	32,163
Income tax expense	3,471	3,647
Net income	$26,254	$28,516

Net income applicable to limited partners	$16,008	$19,365

Net income per unit applicable to limited partners	$0.23	$0.30

Weighted average limited partner units outstanding	70,756,078	64,610,549

EBITDA (Note 1)	$96,756	$92,916

Distributable cash flow (Note 1)	$54,280	$55,379

	March 31,	December 31,
	2012	2011
Balance Sheet Data:
Debt, including current portion (a)	$2,521,412	$2,293,030
Partners’ equity (b)	2,764,218	2,864,335
Debt-to-capitalization ratio (a) / ((a)+(b))	47.7%	44.5%

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended
	March 31,
	2012	2011

Segment Data:
Storage:
Throughput (barrels/day)	739,076	620,582
Throughput revenues	$22,264	$17,048
Storage lease revenues	123,165	119,727
Total revenues	145,429	136,775
Operating expenses	65,982	66,949
Depreciation and amortization expense	23,300	21,130
Segment operating income	$56,147	$48,696

Transportation:
Refined products pipelines throughput (barrels/day)	491,570	502,610
Crude oil pipelines throughput (barrels/day)	303,691	310,865
Total throughput (barrels/day)	795,261	813,475
Revenues	$77,761	$73,010
Operating expenses	27,820	25,906
Depreciation and amortization expense	12,990	12,707
Segment operating income	$36,951	$34,397

Asphalt and fuels marketing:
Product sales	$1,529,676	$1,040,068
Cost of product sales	1,495,923	1,001,073
Gross margin	33,753	38,995
Operating expenses	42,951	33,980
Depreciation and amortization expense	6,577	4,897
Segment operating (loss) income	$(15,775)	$118

Consolidation and intersegment eliminations:
Revenues	$(17,174)	$(15,237)
Cost of product sales	(6,086)	(8,706)
Operating expenses	(11,087)	(6,596)
Total	$(1)	$65

Consolidated Information:
Revenues	$1,735,692	$1,234,616
Cost of product sales	1,489,837	992,367
Operating expenses	125,666	120,239
Depreciation and amortization expense	42,867	38,734
Segment operating income	77,322	83,276
General and administrative expenses	27,187	25,983
Other depreciation and amortization expense	1,814	1,562
Consolidated operating income	$48,321	$55,731

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Per Unit Data)

Notes:

1.  NuStar Energy L.P. utilizes two financial measures, EBITDA and distributable cash flow, which are not defined in United States generally accepted accounting principles.  Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance.  In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating.  Neither EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income.  They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to EBITDA and distributable cash flow:

	Three Months Ended
	March 31,
	2012	2011

Net income	$26,254	$28,516
Plus interest expense, net	22,350	20,457
Plus income tax expense	3,471	3,647
Plus depreciation and amortization expense	44,681	40,296
EBITDA	96,756	92,916
Less equity in earnings of joint venture	(2,386)	(2,388)
Less interest expense, net	(22,350)	(20,457)
Less reliability capital expenditures	(6,899)	(8,008)
Less income tax expense	(3,471)	(3,647)
Plus distributions from joint venture	—	2,923
Mark-to-market impact on hedge transactions (a)	(7,370)	(5,960)
Distributable cash flow	$54,280	$55,379

EBITDA	$96,756	$92,916
EBITDA attributable to noncontrolling interest	(20)	122
EBITDA attributable to NuStar Energy L.P.	$96,776	$92,794

Distributable cash flow	$54,280	$55,379
Distributable cash flow attributable to noncontrolling interest	2	111
Distributable cash flow attributable to NuStar Energy L.P.	$54,278	$55,268

General partner’s interest in distributable cash flow	(11,598)	(10,160)
Limited partners’ interest in distributable cash flow	$42,680	$45,108

Distributable cash flow per limited partner unit	$0.60	$0.70

(a)

Distributable cash flow excludes the impact of unrealized mark-to-market gains and losses that arise from valuing certain derivative contracts, as well as the associated hedged inventory. The gain or loss associated with these contracts is realized in distributable cash flow when the contracts are settled.